Exhibit 99.1

Antero Resources Reports Second Quarter 2018 Financial and Operational Results

Denver, Colorado, August 1, 2018—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today released its second quarter 2018 financial and operational results.  The relevant consolidated and consolidating financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which has been filed with the Securities and Exchange Commission (“SEC”).  The relevant Stand-Alone financial statements are also included in Antero’s Form 10-Q within the Parent column of the guarantor footnote (Note 16).

Second Quarter 2018 Highlights:

•                  Net daily gas equivalent production averaged a record 2,520 MMcfe/d (27% liquids), a 15% increase over the prior year period and a 6% increase sequentially

•                  Liquids production averaged 113,581 Bbl/d, an 11% increase over the prior year period and a 10% increase sequentially, and contributed 38% of total product revenue before hedging

•                  Realized natural gas price averaged $2.83 per Mcf, a $0.03 premium to the NYMEX Henry Hub natural gas price before hedging

•                  Realized natural gas equivalent price averaged $3.35 per Mcfe before hedges, driven by a $0.52 per Mcfe uplift from liquids production

•                  Realized natural gas equivalent price averaged $3.77 per Mcfe after hedges

•                  GAAP net loss was reported at $136 million, or $(0.43) per diluted share, non-GAAP adjusted net income at $6 million, or $0.02 per diluted share, and non-GAAP Stand-Alone adjusted net loss at $2 million

•                  Reported Adjusted EBITDAX of $405 million and Stand-Alone Adjusted EBITDAX of $335 million, a 26% and 25% increase over the prior year period, respectively

•                  Stand-Alone Net Debt to trailing twelve months Stand-Alone Adjusted EBITDAX was 2.6x at quarter-end

•                  Drilled longest lateral in West Virginia history at 15,100 lateral feet

•                  Antero targeted 2018 and 2019 natural gas production is 100% hedged at $3.50 per MMBtu

Commenting on the quarter, Paul Rady, Chairman and CEO said, “We have made significant progress towards achieving our financial and operating objectives during the first half of 2018.  Our focus on operations execution resulted in meaningful efficiency gains during the first half of the year. This has positioned us to reduce the number of completion crews that we plan to operate in the field during the remainder of the year, while production growth of 20% and capital spending guidance remain on target.  We continue to execute on our long-term 5-year plan in which we expect attractive production growth while generating significant free cash flow.”

Recent Developments

2018 Guidance Update

Based on the first half realizations and current strip prices for the second half of the year, Antero is raising its full year realized natural gas price guidance before hedges from a range of $0.00 to $0.05 per Mcf premium to NYMEX Henry Hub to a range of $0.05 to $0.10 per Mcf premium to NYMEX. Importantly, the Rover Phase 2 Sherwood Lateral is expected to allow Antero’s Marcellus gas to be transported on Rover to attractively priced Chicago and Gulf Coast markets, highlighting the optionality that the Sherwood Lateral brings to Antero’s long-term development plan. The ability to consistently realize natural gas prices above NYMEX reflects the competitive advantage of Antero’s diversified firm transportation portfolio and ability to sell gas into favorably priced markets.

Driven primarily by a delay of the in-service date of the Mariner East 2 pipeline, now expected in the fourth quarter of 2018, Antero is lowering its guidance on C3+ NGL realized prices as a percentage of WTI from a range of 62.5% to 67.5% to a range of 57.5% to 62.5%.  Additionally, although NGL prices on an absolute dollar per barrel basis have remained in line with prior guidance assumptions, NGL prices have not increased at the same rate as WTI during 2018.  The Mariner East 2 pipeline and terminal project is expected to result in a significant reduction in propane and butane differentials to Mont Belvieu, driven by lower transportation costs to the market and sales to international markets at a premium to Mont Belvieu pricing.

In conjunction with the Mariner East 2 pipeline delay, Antero is also lowering its cash cost guidance for 2018 from $2.10 to $2.20 per Mcfe on a Stand-Alone basis to $2.05 to $2.15 per Mcfe, and from $1.65 to $1.75 per Mcfe on a consolidated basis to $1.60 to $1.70 per Mcfe.  Cash costs include lease operating, gathering, compression, processing, transportation, and production and ad valorem taxes.

The following table is a comparison of the initial 2018 guidance issued in January 2018 and the revised 2018 guidance.  Except as mentioned below, our previously issued 2018 guidance remains unchanged.

	2018 – Revised			2018 – Initial			Variance
Guidance	Low		High	Low		High	Midpoint
Price Realizations
Natural Gas Realized Price Premium to NYMEX Henry Hub	$0.05	-	$0.10	$0.00	-	$0.05	$0.05
C3+ NGL Realized Price as a Percent of NYMEX WTI	57.5%	-	62.5%	62.5%	-	67.5%	(5.0)%
Benchmark WTI Price ($/Bbl) (1)	$67.00			$60.00			$7.00
Implied C3+ NGL Pricing Guidance ($/Bbl)	$38.53	-	$41.88	$37.50	-	$40.50	$1.20

Cash Production Expense ($/Mcfe) — Stand-Alone	$2.05	-	$2.15	$2.10	-	$2.20	$(0.05)
Cash Production Expense ($/Mcfe) — Consolidated	$1.60	-	$1.70	$1.65	-	$1.75	$(0.05)

(1)         Revised benchmark WTI price guidance reflects actual year-to-date WTI prices and futures as of 7/31/18.  Initial benchmark WTI price guidance based on strip prices as of 12/31/17.

Financial and operational results are reported and discussed on a consolidated basis, unless otherwise noted.  Please read “Non-GAAP Financial Measures” for:

•                  A description of consolidated and Stand-Alone non-GAAP measures, including Adjusted EBITDAX and adjusted net income and reconciliations to their nearest comparable GAAP measures

•                  A reconciliation of revenue excluding unrealized derivative gains (losses) to operating revenue, the most comparable GAAP measure

•                  A reconciliation of Net Debt to total debt, the most comparable GAAP measure

•                  A reconciliation of Antero Midstream’s Adjusted EBITDA and Distributable Cash Flow to their nearest comparable GAAP measure

Please read “Second Quarter 2018 Financial Results” for a reconciliation of consolidated and Stand-Alone Adjusted EBITDAX margin to realized price before cash receipts for settled commodity derivatives, the most comparable GAAP measure.

Second Quarter 2018 Financial Results

As of June 30, 2018, Antero Resources owned a 53% limited partner interest in Antero Midstream Partners LP (“Antero Midstream”).  Antero Midstream’s results are consolidated within Antero Resources’ results.

For the three months ended June 30, 2018, Antero reported a GAAP net loss of $136 million, or $(0.43) per diluted share, compared to a net loss of $5 million, or $(0.02) per diluted share, in the prior year period.  Excluding items detailed in “Non-GAAP Financial Measures,” adjusted net income was $6 million, or $0.02 per diluted share, compared to a $13 million loss, or $(0.04) per diluted share, in the prior year period.  Stand-Alone adjusted net loss was $2 million compared to a loss of $17 million in the prior year period.  Adjusted EBITDAX was $405 million, a 26% increase compared to $321 million in the prior year period, and Stand-Alone Adjusted EBITDAX was $335 million, a 25% increase compared to $267 million in the prior year period.  Second quarter 2018 results include settled marketing derivative losses of $16 million.

The following table details the components of average net production and average realized prices for the three months ended June 30, 2018:

	Three Months Ended June 30, 2018
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Combined Natural Gas Equivalent (MMcfe/d)
Average Net Production	1,838	6,940	70,485	36,156	2,520

	Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGLs ($/Bbl)	Ethane ($/Bbl)	Combined Gas Equivalent ($/Mcfe)
Average Realized Prices
Average realized prices before settled derivatives	$2.83	$61.55	$34.81	$9.93	$3.35
Settled commodity derivatives	0.67	(9.44)	(1.71)	—	0.42
Average realized prices after settled derivatives	$3.50	$52.11	$33.10	$9.93	$3.77

NYMEX average price	$2.80	$68.03			$2.80
Premium / (Differential) to NYMEX	$0.70	$(15.92)			$0.97

Net daily natural gas equivalent production in the second quarter averaged 2,520 MMcfe/d, including 113,581 Bbl/d of liquids (27% of production), an increase of 15% compared to the prior year period and a 6% increase sequentially. Natural gas production averaged 1,838 MMcf/d, oil production averaged 6,940 Bbl/d, C3+ NGLs production averaged 70,485 Bbl/d, and recovered ethane production averaged 36,156 Bbl/d. Total liquids production grew 11% compared to the prior year period and 10% sequentially.  Liquids revenue represented approximately 38% of total product revenue before hedges, an increase from 30% of total product revenue in the prior year period.  This increase reflects the substantial increase in liquids pricing year over year.

Antero’s average realized natural gas price before hedging was $2.83 per Mcf, a $0.03 per Mcf premium to the average NYMEX Henry Hub price during the period.   Including hedges, Antero’s average realized natural gas price was $3.50 per Mcf, a $0.70 premium to the average NYMEX price, reflecting the realization of a cash settled natural gas hedge gain of $113 million, or $0.67 per Mcf.

Antero’s average realized C3+ NGL price before hedging was $34.81 per barrel, or 51% of the average NYMEX WTI oil price, representing a 44% increase versus the prior year period.  Including hedges, Antero’s average realized C3+ NGL price was $33.10 per barrel, reflecting the realization of a cash settled C3+ hedge loss of $11 million, or $1.71 per barrel.

Antero’s average realized oil price before hedging was $61.55 per barrel, a $6.48 negative differential to average NYMEX WTI and a 42% increase versus the prior year period. Including hedges, the average realized oil price was $52.11 per barrel, reflecting the realization of a cash settled WTI crude oil loss of $6 million, or $9.44 per barrel.  The average realized ethane price was $0.24 per gallon, or $9.93 per barrel, compared to $0.20 per gallon, or $8.40 per barrel, in the prior year period.

Antero’s average natural gas equivalent price including recovered C2+ NGLs and oil, but excluding hedge settlements, was $3.35 per Mcfe, representing a 3% increase compared to the prior year period.  Including hedges, the Company’s average natural gas equivalent price was $3.77 per Mcfe, an 11% increase from the prior year period, primarily driven by higher realized liquids prices and hedge gains.  Net cash settled hedge gains on all products were $96 million, or $0.42 per Mcfe.

Operating revenues in the second quarter were $989 million, compared to $790 million in the prior year period.  Revenue included a $41 million non-cash loss on unsettled commodity derivatives and a $16 million non-cash gain on unsettled marketing derivatives, while the prior year included a $55 million non-cash gain on unsettled commodity derivatives.  Revenue excluding gains and losses on unsettled derivatives was $1.0 billion, a 38% increase versus the prior year period.  Liquids production contributed 38% of total product revenues before hedges, compared to a 30% contribution in the prior year period.  Please see “Non-GAAP Financial Measures” for a description of revenue excluding unrealized derivative (gains) losses.

The following table presents a reconciliation of Stand-Alone and consolidated realized price before cash receipts for settled derivatives to Adjusted EBITDAX margin for the three months ended June 30, 2017 and 2018:

	Stand-Alone		Consolidated
	Three months ended June 30,		Three months ended June 30,
	2017	2018	2017	2018
Adjusted EBITDAX margin ($ per Mcfe):
Realized price before cash receipts for settled derivatives	$3.26	3.35	$3.26	3.35
Gathering, compression, and water handling and treatment revenues	—	—	0.01	0.02
Distributions from unconsolidated affiliates	—	—	0.03	0.05
Distributions from Antero Midstream	0.17	0.18	—	—
Gathering, compression, processing and transportation costs	(1.76)	(1.79)	(1.33)	(1.34)
Lease operating expense	(0.09)	(0.14)	(0.08)	(0.13)
Marketing, net (1)	(0.14)	(0.30)	(0.14)	(0.30)
Production and ad valorem taxes	(0.11)	(0.11)	(0.11)	(0.11)
General and administrative (excluding equity-based compensation)	(0.15)	(0.15)	(0.19)	(0.19)
Adjusted EBITDAX margin before settled commodity derivatives	1.18	1.04	1.45	1.35
Cash receipts for settled commodity derivatives	0.15	0.42	0.15	0.42
Adjusted EBITDAX margin ($ per Mcfe):	$1.33	1.46	$1.60	1.77

(1)         Includes cash payments for settled marketing derivative losses of $0.07 per Mcfe in 2018.

Stand-Alone per unit cash production expense (lease operating, gathering, compression, processing, transportation, and production and ad valorem taxes) was $2.04 per Mcfe, a 4% increase compared to $1.96 per Mcfe in the prior year period.  The per unit cash production expense for the quarter included $1.79 per Mcfe for gathering, compression, processing and transportation costs, $0.14 per Mcfe for lease operating costs, and $0.11 per Mcfe for production and ad valorem taxes.  Lease operating expenses increased in the second quarter due to an increase in produced water from newer wells that were completed with higher water intensity advanced completions.

Stand-Alone per unit net marketing expense was $0.30 per Mcfe compared to $0.14 per Mcfe reported in the prior year period.  Net marketing expense increased due to higher unutilized excess capacity related to Rover pipeline capacity that was placed in service in late 2017.  Net marketing expense included a $0.07 per Mcfe loss for settled marketing derivatives related to contracts that had resulted in realized gains in the first quarter of 2018.  See note 11 to the condensed consolidated financial statements in Antero’s Form 10-Q for more information on these contracts.

Stand-Alone per unit general and administrative expense, excluding non-cash equity-based compensation expense, was $0.15 per Mcfe, consistent with the prior year period.

Stand-Alone Adjusted EBITDAX was $335 million for the second quarter of 2018, a 25% increase compared to $267 million in the prior year period.  The increase was primarily driven by increased production and pricing.  Stand-Alone Adjusted EBITDAX margin was $1.46 per Mcfe, a 10% increase from the prior year period.  Consolidated Adjusted EBITDAX was $405 million, compared to $321 million in the prior year period, a 26% increase over the prior year period.  Consolidated Adjusted EBITDAX margin was $1.77 per Mcfe, compared to $1.60 per Mcfe in the prior year period.

Stand-Alone net cash provided by operating activities was $229 million for the period.  Stand-Alone Adjusted Operating Cash Flow was $279 million, a 36% increase over the prior year period.  Consolidated net cash provided by operating activities was $297 million for the period.  Consolidated Adjusted Operating Cash Flow was $335 million during the second quarter, a 34% increase compared to the prior year period.  Stand-Alone Adjusted Operating Cash Flow and Adjusted Operating Cash Flow increased versus the prior year period primarily due to higher production and liquids prices during the quarter.

Operating Update

Second Quarter 2018

Marcellus Shale — Antero placed 25 horizontal Marcellus wells to sales during the second quarter of 2018 with an average lateral length of 9,500 feet and a 30-day gross average rate per well of 16.9 MMcfe/day on choke. The 30-day gross rate included 914 Bbl/d of liquids, representing oil, C3+ NGLs and 25% of the ethane that could be recovered (“25% ethane recovery”).  Current average well costs are $0.86 million per 1,000 feet of lateral in the Marcellus assuming the 2018 average lateral length of 10,000 feet and 2,000 pounds of proppant per foot.

During the quarter, Antero drilled 22 wells in the Marcellus with an average lateral length of 9,600 feet in approximately 12 total days from spud to final rig release on average.  Antero also set a state of West Virginia record for the longest lateral drilled to date at 15,100 lateral feet during the period.  Antero completed 5.0 stages per day on average during the second quarter and achieved a record 5.5 stages per day during the month of April.  Completion efficiencies improved from 4.3 stages per day in the prior quarter and exceeded the 4.5 stages per day budgeted for 2018.  The trend continues with 6.5 stages per day completed on average in late July 2018.  Antero recently completed its first remote completion which involved locating crews and equipment on a separate pad from the well pad, enabling improved logistics for completion operations. These operational efficiencies led to an acceleration of total stages completed during the first half of the year.  As a result, Antero expects to place a total of 50 to 60 Marcellus wells to sales during the third quarter of 2018, including the Company’s largest pad to date, a 14-well pad that recently commenced production in July.  Because of these efficiency gains, Antero expects to release two completion crews in the coming weeks, resulting in an average of four crews operating during the second half of 2018, compared to six crews in the first half of 2018.  Antero’s operating plan contemplates a reduction in capital spending during the second half of the year, as compared to the first half of 2018.

Two Marcellus pads completed late in the first quarter of 2018 have now been online for more than 90 days with noteworthy gross production rates.  One 9-well pad with an average lateral length of 8,300’ produced a 90-day gross average rate of 157 MMcfe per day, which is on average 17.5 MMcfe/d day per well with 25% ethane recovery, including 7,715 Bbl/d of liquids.  A second 3-well pad representing the most westerly wells completed on Antero’s Marcellus acreage to date averaged 9,000 feet in lateral length per well and produced a 90-day gross average rate of 18.5 MMcfe/d per well with 25% ethane recovery, including 1,112 Bbl/d of liquids per well.

During the latter part of the second quarter and into the third quarter, Antero has experienced production curtailments due to tightness in the local crude trucking takeaway market. This is at present a common issue industry-wide.  The Company’s crude buyers have been challenged to secure an adequate number of licensed trucks and drivers to move Antero’s growing crude production.  The Company expects these production curtailments to be temporary in nature as Antero has recently executed direct agreements for additional trucking capacity.  This additional capacity will enable Antero to lift existing curtailments as well as move the 100,000 barrel-plus crude inventory that has built up over the past couple of months.  Currently, approximately 100 MMcfe/d is curtailed, including 4,000 Bbl/d of NGLs and 2,000 Bbl/d of crude oil. With truck capacity expected to match oil production beginning in September, Antero anticipates that the production curtailment will be alleviated by the fourth quarter of 2018.

Ohio Utica Shale — Antero placed five horizontal Ohio Utica wells to sales during the second quarter of 2018 with an average lateral length of approximately 15,900 feet and an average 30-day rate of 12.9 MMcfe/d per well on choke. Current average well costs are $0.95 million per 1,000 feet of lateral in the Ohio Utica assuming the 2018 average lateral length of 12,000 feet and 2,000 pounds of proppant per foot.  The Company does not plan to operate any drilling rigs or completion crews in the Ohio Utica Shale during the remainder of 2018 as the second half 2018 development plan shifts to liquids-rich locations in the Marcellus due to the continued strength in liquids pricing. The Company’s current five year plan does include the resumption of drilling and completion activity in the Ohio Utica Shale in 2019.

During the period, Antero drilled six wells in the Utica dry gas regime with an average lateral length of 12,900 feet in 20 total days from spud to final rig release.  This represents a 4% decrease in drilling days and a 22% increase in lateral length in the Utica dry gas regime compared to 2017.  In addition, Antero drilled nearly 5,200 lateral feet in a 24-hour period, which is a company record for drilled lateral footage in 24 hours in the Utica. During the second quarter, the Company completed 5.4 stages per day on average, above the 5.1 stages per day achieved during the first quarter.

During the third quarter of 2018, the Company expects to place a total of 15 wells to sales in the Utica with an average lateral length of 10,200 feet per well.

President and CFO, Glen Warren, commented, “Earlier this year, we set our sights on delivering an attractive plan of living within cash flow and reducing leverage while maintaining disciplined production growth over our five year plan.  Our continued focus on strong execution has propelled us to reach drilling and completion efficiencies faster than anticipated.  As a result, our full year capital spending targets remain the same, but capital is weighted toward the first half of the year and production growth is weighted toward the back half of the year.  Notably, we expect to place 65 to 75 wells to sales in the third quarter, a sizeable increase from the 51 wells placed to sales in the first six months of the year.  Our operational momentum gives us confidence in the execution of our operating plan for 2018 and in future years.”

Second Quarter 2018 Capital Investment

Antero invested $393 million on drilling and completion capital expenditures for the three months ended June 30, 2018.  In addition, the Company invested $38 million for land, $113 million for gathering and compression systems and $18 million for water infrastructure projects, including $8 million for the Antero Clearwater Treatment Facility. Antero’s Stand-Alone drilling and completion capital expenditures for the three months ended June 30, 2018, were $467 million.

Balance Sheet and Liquidity

As of June 30, 2018, Antero’s Stand-Alone Net Debt was $3.8 billion, of which $455 million were borrowings outstanding under the Company’s revolving credit facility.  Total lender commitments under this facility were $2.5 billion and the borrowing base is $4.5 billion.  After deducting letters of credit outstanding, the Company had $1.4 billion in available Stand-Alone liquidity as of June 30, 2018.  As of June 30, 2018, Antero’s Stand-Alone Net Debt to trailing twelve months Stand-Alone Adjusted EBITDAX ratio was 2.6x.

Commodity Derivative Positions

Antero’s estimated natural gas production for the second half of 2018 at the midpoint of guidance is fully hedged at an average index price of $3.49 per MMBtu.  The Company’s target natural gas production for 2019 is fully hedged at an average index price of $3.50 per MMBtu. In total, Antero has hedged 2.3 Tcfe of future natural gas equivalent production using fixed price swaps covering the period from July 1, 2018, through December 31, 2023, at an average index price of $3.35 per MMBtu.  As of June 30, 2018, the Company’s estimated fair value of commodity derivative instruments was $1.2 billion. The following table summarizes Antero’s hedge position as of June 30, 2018:

Period	Natural Gas MMBtu/d	Average Index price ($/MMBtu)	Liquids Bbl/d	Average Index price
3Q 2018:
NYMEX Henry Hub	2,002,500	$3.45	—	—
Propane MB ($/Gal)	—	—	26,000	$0.76
NYMEX WTI ($/Bbl)	—	—	6,000	$56.99

4Q 2018:
NYMEX Henry Hub	2,002,500	$3.53	—	—
Propane MB ($/Gal)	—	—	26,000	$0.77
NYMEX WTI ($/Bbl)	—	—	6,000	$56.99
2H 2018 Total	2,002,500	$3.49	32,000	N/A	(1)
2019:
NYMEX Henry Hub	2,330,000	$3.50	—	—
2020:
NYMEX Henry Hub	1,417,500	$3.25	—	—
2021:
NYMEX Henry Hub	710,000	$3.00	—	—
2022:
NYMEX Henry Hub	850,000	$3.00	—	—
2023:
NYMEX Henry Hub	90,000	$2.91	—	—

(1) Average index price is not applicable as 2018 liquids hedges include propane and oil hedges.

Antero Midstream Financial Results

Antero Midstream results were released today and are available at www.anteromidstream.com.  A summary of the results are provided below:

	Three Months Ended
	June 30,
	2017	2018	% Change
Average Daily Volumes:
Low Pressure Gathering (MMcf/d)	1,683	1,981	18%
Compression (MMcf/d)	1,192	1,558	31%
High Pressure Gathering (MMcf/d)	1,734	1,932	11%
Fresh Water Delivery (MBbl/d)	173	228	32%
Wastewater Treatment (MBbl/d)	—	8	*
Gross Joint Venture Processing (MMcf/d)	216	571	164%
Gross Joint Venture Fractionation (MBbl/d)	4,039	10,046	148%

Net income for the second quarter of 2018 was $76 million, a 6% increase compared to the prior year quarter.  Net income per limited partner unit was $0.41 per unit, a 5% increase compared to the prior year quarter.  Adjusted EBITDA was $176 million, a 26% increase compared to the prior year quarter.  Distributable Cash Flow was $142 million, a 30% increase over the prior year quarter, resulting in a DCF coverage ratio of 1.3x.  For a description of Antero Midstream’s Adjusted EBITDA and Distributable Cash Flow, and reconciliations to their nearest GAAP measures, please read “Non-GAAP Financial Measures.”

Antero Midstream declared a distribution of $0.39 per limited partner unit attributable to the first quarter of 2018, resulting in $39 million of distributions received by Antero Resources from Antero Midstream during the second quarter of 2018. On July 18, 2018, Antero Midstream declared a distribution of $0.415 per limited partner unit attributable to the second quarter of 2018.

Conference Call

A conference call is scheduled on Thursday, August 2, 2018 at 9:00 am MT to discuss the quarterly results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Resources”. A telephone replay of the call will be available until Thursday, August 9, 2018 at 9:00 am MT at 844-512-2921 (U.S.) or 412-317-6671 (International) using the passcode 10120010.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Thursday, August 9, 2018 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company’s website before the August 2, 2018 conference call.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Revenue Excluding Unrealized Derivative (Gains) Losses

Revenue excluding unrealized derivative (gains) losses as set forth in this release represents total operating revenue adjusted for non-cash (gains) losses on unsettled derivatives.  Antero believes that revenue excluding unrealized derivative (gains) losses is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Revenue excluding unrealized derivative (gains) losses is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total operating revenue as an indicator of financial performance.  The following table reconciles total operating revenue to revenue excluding unrealized derivative (gains) losses:

	Three months ended
	June 30,
	2017	2018

Total operating revenue	$790,389	$989,344
Commodity derivative fair value gains	(85,641)	(55,336)
Marketing derivative fair value losses	—	110
Gains on settled commodity derivatives	31,064	95,884
Losses on settled marketing derivatives	—	(15,884)
Revenue excluding unrealized derivative (gains) losses	$735,812	$1,014,118

Adjusted Net Income (Loss) & Stand-Alone Adjusted Net Income (Loss)

Adjusted net income (loss) as set forth in this release represents net income, adjusted for certain items.  Stand-Alone adjusted net income (loss) as presented in this release represents net income that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements, adjusted for certain items.  Antero believes that adjusted net income (loss) is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income (loss) and Stand-Alone adjusted net income (loss) are not measures of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance.  The following table reconciles net (loss) to adjusted net income (loss) and Stand-Alone net (loss) to Stand-Alone adjusted net (loss) (in thousands):

	Stand-Alone		Consolidated
	Three months ended		Three months ended
	June 30,		June 30,
	2017	2018	2017	2018

Net (loss)	$(5,132)	$(136,385)	$(5,132)	$(136,385)
Commodity derivative fair value gains	(85,641)	(55,336)	(85,641)	(55,336)
Gains on settled commodity derivatives	31,064	95,884	31,064	95,884
Marketing derivative fair value losses	—	110	—	110
Losses on settled marketing derivatives	—	(15,884)	—	(15,884)
Impairment of unproved properties	15,199	134,437	15,199	134,437
Impairment of gathering systems and facilities	—	4,470	—	8,501
Equity-based compensation	20,024	13,204	26,975	19,071
Income tax effect of reconciling items	7,323	(42,214)	4,693	(44,577)
Adjusted net income (loss)	$(17,163)	$(1,714)	$(12,842)	$5,821

Adjusted Operating Cash Flow and Stand-Alone Adjusted Operating Cash Flow

Adjusted Operating Cash Flow as presented in this release represents net cash provided by operating activities before changes in working capital items.  Stand-Alone Adjusted Operating Cash Flow as presented in this release represents net cash provided by operating activities that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements before changes in working capital items.  Adjusted Operating Cash Flow is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Adjusted Operating Cash Flow is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.

Management believes that Adjusted Operating Cash Flow and Stand-Alone Adjusted Operating Cash Flow are useful indicators of the company’s ability to internally fund its activities and to service or incur additional debt on a consolidated and Stand-Alone basis. Management believes that changes in current assets and liabilities, which are excluded from the calculation of these measures, relate to the timing of cash receipts and disbursements and therefore may not relate to the period in which the operating activities occurred and generally do not have a material impact on the ability of the company to fund its operations.

There are significant limitations to using Adjusted Operating Cash Flow and Stand-Alone Adjusted Operating Cash Flow as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the company’s net income on a consolidated and Stand-Alone basis, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted Operating Cash Flow and Stand-Alone Adjusted Operating Cash Flow reported by different companies.  Adjusted Operating Cash Flow and Stand-Alone Adjusted Operating Cash Flow do not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted Operating Cash Flow is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to Adjusted Operating Cash Flow as used in this release (in thousands):

	Stand-Alone		Consolidated
	Three months ended		Three months ended
	June 30,		June 30,
	2017	2018	2017	2018

Net cash provided by operating activities	$202,460	228,503	$253,647	297,391
Net change in working capital	2,420	50,513	(2,853)	37,803
Adjusted Operating Cash Flow	$204,880	279,016	$250,794	335,194

Total Debt and Net Debt

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	December 31,	June 30,
	2017	2018

AR bank credit facility	$185,000	455,000
AM bank credit facility	555,000	770,000
5.375% AR senior notes due 2021	1,000,000	1,000,000
5.125% AR senior notes due 2022	1,100,000	1,100,000
5.625% AR senior notes due 2023	750,000	750,000
5.375% AM senior notes due 2024	650,000	650,000
5.000% AR senior notes due 2025	600,000	600,000
Net unamortized premium	1,520	1,382
Net unamortized debt issuance costs	(41,430)	(38,038)
Consolidated total debt	$4,800,090	5,288,344
Less: AR cash and cash equivalents	20,078	31,083
Less: AM cash and cash equivalents	8,363	19,525
Consolidated Net Debt	$4,771,649	5,237,736

Stand-Alone Net Debt	$3,584,012	3,845,695

Adjusted EBITDAX and Stand-Alone Adjusted EBITDAX

Adjusted EBITDAX as defined by the Company represents net income or loss, including noncontrolling interests, before interest expense, interest income, derivative fair value gains or losses, but including net cash receipts or payments on derivative instruments included in derivative fair value gains or losses, taxes, impairments, depletion, depreciation, amortization, and accretion, exploration expense, equity-based compensation, gain or loss on early extinguishment of debt, and gain or loss on sale of assets. Adjusted EBITDAX also includes distributions from unconsolidated affiliates and excludes equity in earnings or losses of unconsolidated affiliates.

Stand-Alone Adjusted EBITDAX as defined by the Company represents income or loss as reported in the Parent column of Antero’s guarantor footnote to its financial statements before interest expense, interest income, gains or losses from commodity derivatives and marketing derivatives, but including net cash receipts or payments on derivative instruments included in derivative gains or losses, income taxes, impairments, depletion, depreciation, amortization, and accretion, exploration expense, equity-based compensation, gain or loss on early extinguishment of debt, gain or loss on sale of assets, equity in earnings or loss of Antero Midstream and gain or loss on changes in the fair value of contingent acquisition consideration. Stand-Alone Adjusted EBITDAX also includes distributions received from limited partner interests in Antero Midstream common units.

The GAAP financial measure nearest to Adjusted EBITDAX is net income or loss including noncontrolling interest that will be reported in Antero’s condensed consolidated financial statements.  The GAAP financial measure nearest to Stand-Alone Adjusted EBITDAX is Stand-Alone net income or loss that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements. While there are limitations associated with the use of Adjusted EBITDAX and Stand-Alone Adjusted EBITDAX described below, management believes that these measures are useful to an investor in evaluating the company’s financial performance because these measures:

•                  are widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations (both on a consolidated and Stand-Alone basis) from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by management for various purposes, including as a measure of Antero’s operating performance (both on a consolidated and Stand-Alone basis), in presentations to the company’s board of directors, and as a basis for strategic planning and forecasting. Adjusted EBITDAX is also used by the board of directors as a performance measure in determining executive compensation. Adjusted EBITDAX, as defined by our credit facility, is used by our lenders pursuant to covenants under our revolving credit facility and the indentures governing the company’s senior notes.

There are significant limitations to using Adjusted EBITDAX and Stand-Alone Adjusted EBITDAX as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the company’s net income on a consolidated and Stand-Alone basis, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies.  In addition, Adjusted EBITDAX and Stand-Alone Adjusted EBITDAX provide no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.

	Stand-Alone		Consolidated
	Three months ended June 30,		Three months ended June 30,
(in thousands)	2017	2018	2017	2018
Net income (loss) including noncontrolling interest	$(5,132)	(136,385)	$39,965	(67,275)
Commodity derivative fair value gains	(85,641)	(55,336)	(85,641)	(55,336)
Gains on settled commodity derivatives	31,064	95,884	31,064	95,884
Marketing derivative fair value losses	—	110	—	110
Losses on settled marketing derivatives	—	(15,884)	—	(15,884)
Interest expense	59,735	54,388	68,582	69,349
Income tax expense (benefit)	18,819	(25,573)	18,819	(25,573)
Depletion, depreciation, amortization, and accretion	171,319	202,283	201,831	238,750
Impairment of unproved properties	15,199	134,437	15,199	134,437
Impairment of gathering systems and facilities	—	4,470	—	8,501
Exploration expense	1,804	1,471	1,804	1,471
Gain on change in fair value of contingent acquisition consideration	(3,590)	(3,947)	—	—
Equity-based compensation expense	20,024	13,204	26,975	19,071
Equity in earnings of unconsolidated affiliates	—	—	(3,623)	(9,264)
Distributions from unconsolidated affiliates	—	—	5,820	10,810
Equity in (earnings) loss of Antero Midstream Partners LP	10,408	26,926	—	—
Distributions from Antero Midstream Partners LP	32,661	38,559	—	—
Adjusted EBITDAX	266,670	334,607	320,795	405,051
Interest expense	(59,735)	(54,388)	(68,582)	(69,349)
Exploration expense	(1,804)	(1,471)	(1,804)	(1,471)
Changes in current assets and liabilities	(2,420)	(50,513)	2,853	(37,803)
Other non-cash items	(251)	268	385	963
Net cash provided by operating activities	$202,460	228,503	$253,647	297,391

The following table reconciles Antero’s Stand-Alone net income to Adjusted EBITDAX for the twelve months ending June 30, 2018, as used in this release (in thousands):

Stand-Alone
Twelve months ended June 30,
(in thousands)	2018
Net income including noncontrolling interest	$230,254
Commodity derivative fair value gains	(211,640)
Gains on settled commodity derivatives	335,252
Marketing derivative fair value gains	(72,730)
Gains on settled marketing derivatives	94,158
Interest expense	222,479
Loss on early extinguishment of debt	1,205
Income tax benefit	(461,669)
Depletion, depreciation, amortization, and accretion	759,260
Impairment of unproved properties	302,473
Impairment of gathering systems and facilities	4,470
Exploration expense	7,983
Gain on change in fair value of contingent acquisition consideration	(14,181)
Equity-based compensation expense	65,070
Equity in (earnings) loss of Antero Midstream	74,056
Distributions from Antero Midstream	143,100
Adjusted EBITDAX	$1,479,540

Antero Midstream Adjusted EBITDA & Distributable Cash Flow

Antero Midstream views Adjusted EBITDA as an important indicator of its performance.  Antero Midstream defines Adjusted EBITDA as Net Income before interest expense, gain on sale of assets, depreciation expense, impairment expense, accretion, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of Antero Midstream’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Distributable Cash Flow as Adjusted EBITDA less interest paid, income tax withholding payments and cash reserved for payments of income tax withholding upon vesting of equity-based compensation awards, cash reserved for bond interest and ongoing maintenance capital expenditures paid.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures.  The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income.  The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income.  Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA.  You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP.  Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

	Three Months Ended June 30,
	2017	2018
Net income	$87,175	109,466
Interest expense	9,015	14,628
Impairment of property and equipment expense	—	4,614
Depreciation expense	30,512	36,433
Gain on sale of assets	—	(583)
Accretion of contingent acquisition consideration	3,590	3,947
Accretion of asset retirement obligations	—	34
Equity-based compensation	6,951	5,867
Equity in earnings of unconsolidated affiliates	(3,623)	(9,264)
Distributions from unconsolidated affiliates	5,820	10,810
Adjusted EBITDA	139,440	175,952
Interest paid	(2,308)	(6,270)
Decrease in cash reserved for bond interest (1)	(8,734)	(8,734)
Income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards (2)	(2,431)	(1,500)
Maintenance capital expenditures (3)	(16,422)	(17,289)
Distributable Cash Flow	$109,545	142,159

Distributions Declared to Antero Midstream Holders
Limited Partners	$59,695	77,624
Incentive distribution rights	15,328	33,137
Total Aggregate Distributions	$75,023	110,762

DCF coverage ratio	1.46x	1.28x

(1)         Cash reserved for bond interest expense on Antero Midstream’s 5.375% senior notes outstanding during the period that is paid on a semi-annual basis on March 15th and September 15th of each year.

(2)         Estimate of current period portion of expected cash payment for income tax withholding attributable to vesting of Midstream LTIP equity-based compensation awards to be paid in the fourth quarter.

(3)         Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero expects, believes or anticipates will or may occur in the future, such as those regarding future commodity prices, future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, Adjusted EBITDAX, Stand-Alone Adjusted EBITDAX, Adjusted Operating Cash Flow, Stand-Alone Adjusted Operating Cash Flow, Free Cash Flow, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, estimated realized natural gas, natural gas liquids and oil prices, acreage quality, access to multiple gas markets, expected drilling and development plans (including the number, type, lateral length and location of wells to be drilled, the number and type of drilling rigs and the number of wells per pad), projected well costs, future financial position, future technical improvements and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Antero’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2017.

In this press release, Antero uses terms such as “resource potential” to describe potentially recoverable hydrocarbon quantities that are not permitted to be used in filings with the SEC.  Antero includes these estimates to demonstrate what management believes to be the potential for future drilling and production on our properties.  These estimates are by their nature much more speculative than estimates of proved reserves and would require substantial additional capital spending over significant number of years to implement recovery.  Actual quantities that may be ultimately recovered from Antero’s interests may differ substantially from the estimates in this press release.  Factors affecting ultimate recovery include the scope of Antero’s ongoing drilling program, which will be directly affected by commodity prices, the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors, and actual drilling results, including geological and mechanical factors affecting recovery rates.

For more information, contact Michael Kennedy – SVP – Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2017 and June 30, 2018

(unaudited)

(In thousands, except per share amounts)

	December 31, 2017	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$28,441	50,608
Accounts receivable, net of allowance for doubtful accounts of $1,320 at December 31, 2017 and $1,195 at June 30, 2018, respectively	34,896	35,676
Accrued revenue	300,122	321,214
Derivative instruments	460,685	420,842
Other current assets	8,943	6,590
Total current assets	833,087	834,930
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	2,266,673	2,108,109
Proved properties	11,096,462	11,924,864
Water handling and treatment systems	946,670	979,937
Gathering systems and facilities	2,050,490	2,255,385
Other property and equipment	57,429	60,766
	16,417,724	17,329,061
Less accumulated depletion, depreciation, and amortization	(3,182,171)	(3,647,910)
Property and equipment, net	13,235,553	13,681,151
Derivative instruments	841,257	763,592
Investments in unconsolidated affiliates	303,302	358,830
Other assets	48,291	52,104
Total assets	$15,261,490	15,690,607

Liabilities and Equity
Current liabilities:
Accounts payable	$62,982	96,477
Accrued liabilities	443,225	438,829
Revenue distributions payable	209,617	211,234
Derivative instruments	28,476	30,661
Other current liabilities	17,796	11,532
Total current liabilities	762,096	788,733
Long-term liabilities:
Long-term debt	4,800,090	5,288,344
Deferred income tax liability	779,645	763,192
Derivative instruments	207	—
Other liabilities	43,316	47,427
Total liabilities	6,385,354	6,887,696
Commitments and contingencies (notes 12 and 13)
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 316,379 shares and 317,052 shares issued and outstanding at December 31, 2017 and June 30, 2018, respectively	3,164	3,171
Additional paid-in capital	6,570,952	6,597,537
Accumulated earnings	1,575,065	1,453,513
Total stockholders’ equity	8,149,181	8,054,221
Noncontrolling interests in consolidated subsidiary	726,955	748,690
Total equity	8,876,136	8,802,911
Total liabilities and equity	$15,261,490	15,690,607

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss

Three Months Ended June 30, 2017 and 2018
(unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2017	2018
Revenue:
Natural gas sales	$454,257	473,540
Natural gas liquids sales	170,819	255,985
Oil sales	26,512	38,873
Commodity derivative fair value gains	85,641	55,336
Gathering, compression, water handling and treatment	3,192	5,518
Marketing	49,968	160,202
Marketing derivative fair value losses	—	(110)
Total revenue	790,389	989,344
Operating expenses:
Lease operating	16,992	30,164
Gathering, compression, processing, and transportation	266,747	307,786
Production and ad valorem taxes	22,553	25,891
Marketing	77,421	213,420
Exploration	1,804	1,471
Impairment of unproved properties	15,199	134,437
Impairment of gathering systems and facilities	—	8,501
Depletion, depreciation, and amortization	201,182	238,050
Accretion of asset retirement obligations	649	700
General and administrative (including equity-based compensation expense of $26,975 and $19,071 in 2017 and 2018, respectively)	64,099	61,687
Total operating expenses	666,646	1,022,107
Operating income (loss)	123,743	(32,763)
Other income (expenses):
Equity in earnings of unconsolidated affiliates	3,623	9,264
Interest	(68,582)	(69,349)
Total other expenses	(64,959)	(60,085)
Income (loss) before income taxes	58,784	(92,848)
Provision for income tax (expense) benefit	(18,819)	25,573
Net income (loss) and comprehensive income (loss) including noncontrolling interests	39,965	(67,275)
Net income and comprehensive income attributable to noncontrolling interests	45,097	69,110
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(5,132)	(136,385)

Loss per common share—basic	$(0.02)	(0.43)

Loss per common share—assuming dilution	$(0.02)	(0.43)

Weighted average number of shares outstanding:
Basic	315,401	316,992
Diluted	315,401	316,992

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2017 and 2018

(unaudited)

(In thousands)

	Six Months Ended June 30,
	2017	2018
Cash flows provided by (used in) operating activities:
Net income including noncontrolling interests	$345,523	13,535
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	405,197	467,684
Impairment of unproved properties	42,098	184,973
Impairment of gathering systems and facilities	—	8,501
Commodity derivative fair value gains	(524,416)	(77,773)
Gains on settled commodity derivatives	75,913	197,225
Marketing derivative fair value gains	—	(94,124)
Gains on settled marketing derivatives	—	94,158
Deferred income tax expense (benefit)	150,165	(16,453)
Equity-based compensation expense	52,478	40,227
Equity in earnings of unconsolidated affiliates	(5,854)	(17,126)
Distributions of earnings from unconsolidated affiliates	5,820	17,895
Other	472	1,932
Changes in current assets and liabilities:
Accounts receivable	13,188	10,237
Accrued revenue	43,339	(21,092)
Other current assets	(2,385)	2,353
Accounts payable	2,072	2,948
Accrued liabilities	4,204	24,065
Revenue distributions payable	39,162	1,617
Other current liabilities	610	(1,842)
Net cash provided by operating activities	647,586	838,940
Cash flows used in investing activities:
Additions to proved properties	(179,318)	—
Additions to unproved properties	(129,876)	(87,861)
Drilling and completion costs	(629,308)	(752,781)
Additions to water handling and treatment systems	(95,451)	(58,127)
Additions to gathering systems and facilities	(155,365)	(206,753)
Additions to other property and equipment	(6,564)	(3,502)
Investments in unconsolidated affiliates	(191,364)	(56,297)
Change in other assets	(12,452)	(7,026)
Other	2,156	—
Net cash used in investing activities	(1,397,542)	(1,172,347)
Cash flows provided by (used in) financing activities:
Issuance of common units by Antero Midstream Partners LP	246,585	—
Borrowings on bank credit facilities, net	585,000	485,000
Distributions to noncontrolling interests in consolidated subsidiary	(61,869)	(119,023)
Employee tax withholding for settlement of equity compensation awards	(8,433)	(7,967)
Other	(2,747)	(2,436)
Net cash provided by financing activities	758,536	355,574
Net increase in cash and cash equivalents	8,580	22,167
Cash and cash equivalents, beginning of period	31,610	28,441
Cash and cash equivalents, end of period	$40,190	50,608

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$125,284	130,231

Increase in accounts payable and accrued liabilities for additions to property and equipment	$31,182	2,089

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the three months ended June 30, 2017 and 2018:

	Three Months Ended June 30,		Amount of Increase	Percent
(in thousands)	2017	2018	(Decrease)	Change
Operating revenues and other:
Natural gas sales	$454,257	$473,540	$19,283	4%
NGLs sales	170,819	255,985	85,166	50%
Oil sales	26,512	38,873	12,361	47%
Commodity derivative gains	85,641	55,336	(30,305)	(35)%
Gathering, compression, water handling and treatment	3,192	5,518	2,326	73%
Marketing	49,968	160,202	110,234	221%
Marketing derivative loss	—	(110)	(110)	*
Total operating revenues and other	790,389	989,344	198,955	25%
Operating expenses:
Lease operating	16,992	30,164	13,172	78%
Gathering, compression, processing, and transportation	266,747	307,786	41,039	15%
Production and ad valorem taxes	22,553	25,891	3,338	15%
Marketing	77,421	213,420	135,999	176%
Exploration	1,804	1,471	(333)	(18)%
Impairment of unproved properties	15,199	134,437	119,238	785%
Impairment of gathering systems and facilities	—	8,501	8,501	*
Depletion, depreciation, and amortization	201,182	238,050	36,868	18%
Accretion of asset retirement obligations	649	700	51	8%
General and administrative (before equity-based compensation)	37,124	42,616	5,492	15%
Equity-based compensation	26,975	19,071	(7,904)	(29)%
Total operating expenses	666,646	1,022,107	355,461	53%
Operating income (loss)	123,743	(32,763)	(156,506)	*

Other earnings (expenses):
Equity in earnings of unconsolidated affiliate	3,623	9,264	5,641	156%
Interest expense	(68,582)	(69,349)	(767)	1%
Total other expenses	(64,959)	(60,085)	4,874	(8)%
Income (loss) before income taxes	58,784	(92,848)	(151,632)	*
Income tax (expense) benefit	(18,819)	25,573	44,392	*
Net income (loss) and comprehensive income (loss) including noncontrolling interest	39,965	(67,275)	(107,240)	*
Net income and comprehensive income attributable to noncontrolling interest	45,097	69,110	24,013	53%
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(5,132)	$(136,385)	$(131,253)	2,558%

Adjusted EBITDAX	$320,795	$405,051	$84,256	26%

Production data:
Natural gas (Bcf)	144	167	23	16%
C2 Ethane (MBbl)	2,548	3,290	742	29%
C3+ NGLs (MBbl)	6,190	6,414	224	4%
Oil (MBbl)	613	632	19	3%
Combined (Bcfe)	200	229	29	15%
Daily combined production (MMcfe/d)	2,200	2,520	320	15%
Average prices before effects of derivative settlements:
Natural gas (per Mcf)	$3.15	$2.83	$(0.32)	(10)%
C2 Ethane (per Bbl)	$8.40	$9.93	$1.53	18%
C3+ NGLs (per Bbl)	$24.14	$34.81	$10.67	44%
Oil (per Bbl)	$43.24	$61.55	$18.31	42%
Weighted Average Combined (per Mcfe)	$3.26	$3.35	$0.09	3%
Average realized prices after effects of derivative settlements(2):
Natural gas (per Mcf)	$3.53	$3.50	$(0.03)	(1)%
C2 Ethane (per Bbl)	$8.61	$9.93	$1.32	15%
C3+ NGLs (per Bbl)	$19.92	$33.10	$13.18	66%
Oil (per Bbl)	$46.12	$52.11	$5.99	13%
Weighted Average Combined (per Mcfe)	$3.41	$3.77	$0.36	11%
Average Costs (per Mcfe):
Lease operating	$0.08	$0.13	$0.05	63%
Gathering, compression, processing, and transportation	$1.33	$1.34	$0.01	1%
Production and ad valorem taxes	$0.11	$0.11	$—	—%
Marketing expense (gain), net	$0.14	$0.23	$0.09	64%
Depletion, depreciation, amortization, and accretion	$1.01	$1.04	$0.03	3%
General and administrative (before equity-based compensation)	$0.19	$0.19	$—	—%

*Not meaningful or applicable